CODE OF ETHICS

II. CODE OF ETHICS
A.	INTRODUCTION

As an investment advisor, Buckhead Capital Management ("Buckhead Capital" or "the Firm") stands in a position of trust and confidence with respect to our clients. Accordingly, we have a fiduciary duty to place the interests of our clients before the interests of Buckhead Capital and our employees and partners ("Supervised Persons").

Buckhead Capital expects each of its Supervised Persons to conduct him or herself with integrity, honesty and professionalism.  To provide general guidance to Supervised Persons, Buckhead Capital requires each employee, officer and representative to comply with the principles and standards of conduct contained in this Code of Ethics ("Code"),1 as revised from time to time.  This Code supersedes any prior Codes or policies but should be read in conjunction with the firm's Compliance Manual.  Any violation of this Code of Ethics by any employee may result in disciplinary action, up to and including discharge.
Each Supervised Person is responsible for reading, understanding and consenting to comply with the policies contained in this document. This Code will be reviewed on a periodic basis (at least annually) and any significant changes to either regulatory or firm policies will result in the distribution of updates to the Code. Each employee must retain a copy of this Code. This document is the exclusive property of Buckhead Capital and must be returned should your association with Buckhead Capital terminate for any reason.

The Rules of the SEC require all firm personnel to comply with the applicable Federal Securities Laws and report violations of the rules set out in the Code of Ethics promptly to the Chief Compliance Officer. It is unlawful to engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client or to engage in any act, practice or course of business which is fraudulent, deceptive, or manipulative. It is also unlawful to engage in any act of intentionally creating, passing or using false rumors in the marketplace. All employees are expressly prohibited from knowingly spreading as fact any rumor they know to be false concerning any company, or any purported market development, with the purpose and design to impact trading in or the price of that company's or any other company's securities, and from engaging in any other type of activity that constitutes illegal market manipulation. This prohibition includes the spreading of false rumors, or any other form of illegal market manipulation, via any media, including, but not limited to email, instant messages, text messages, blogs or chat rooms.

A written Code cannot answer all questions raised in the context of business relationships and the provisions of the Code are not all-inclusive. The provisions of this Code are intended to serve as a guide for Supervised Persons of Buckhead Capital in their conduct. Thus, each Supervised Person is required to recognize and respond appropriately to specific situations as they arise. In those situations where a Supervised Person may be uncertain as to the intent or purpose of the Code, he or she is advised to consult with the Chief Compliance Officer, who may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of Supervised Persons.
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1 BUCKHEAD CAPITAL RESERVES THE RIGHT TO AMEND OR OTHERWISE REVISE THIS CODE OF ETHICS AT ANY TIME AND WITHOUT PRIOR NOTICE. BUCKHEAD CAPITAL WILL ENDEAVOR TO NOTIFY ITS SUPERVISED PERSONS PROMPTLY OF ANY CHANGE HERETO.

Appendices: The following appendices are attached to this Code and are a part of this Code:
I.	Form for reporting initial and annual personal securities holdings.
II.   Form for reporting gifts and entertainment.
III.    Form for requesting pre-clearance of personal securities transactions.
IV.    Form for disclosing and requesting approval for outside business activities.

A separate acknowledgment of receipt of this Code is included as an Appendix to Buckhead Capital's Compliance Manual.  Each Supervised Person must complete this acknowledgement upon hiring and annually thereafter.

J.	STANDARDS OF CONDUCT AND FIDUCIARY DUTY
This Code of Ethics is based on the principle that you, as a Supervised Person of Buckhead Capital, owe a fiduciary duty to clients for whom Buckhead Capital serves as an adviser ("Advisory clients"). Accordingly, you must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Advisory Clients.

This Code is intended to comply with the various provisions of the Investment Advisers Act of 1940, as amended ("Advisers Act") and also requires that all Supervised Persons comply with federal securities laws, including the Advisers Act, and applicable rules and regulations adopted by the Securities and Exchange Commission ("SEC").

Compliance with these rules and regulations involve more than acting with honesty and good faith alone. It means that Buckhead Capital has an affirmative duty of utmost good faith to act solely in the best interests of our Advisory Clients.
At all times, you must:
1. Place the interests of our Advisory Clients first.  In other words, as a fiduciary you must scrupulously avoid serving your own personal interests ahead of the interests of our Advisory Clients.  You may not cause an Advisory Client to take action, or not to take action, for your personal benefit rather than the benefit of the Advisory Client.
2. Exhibit of loyalty to clients. Buckhead Capital and its Supervised Persons owe a duty of loyalty to Advisory Clients and to always act in utmost good faith, place our clients' interests first and foremost and to make full and fair disclosure of all material facts including conflicts of interest. Our firm also has a duty to ensure that investment advice is suitable to meeting each client's individual and unique goals and objectives, needs and circumstances.

3. Conduct all of your personal securities transactions in full compliance with this Code.  You must not take any action in connection with your personal investments that could cause even the appearance of unfairness or impropriety.  Accordingly, you must comply with the policies and procedures set forth in this Code.  Doubtful situations should be resolved in favor of the client.
4. Avoid taking inappropriate advantage of your position.  The receipt of investment opportunities, gifts, or gratuities from persons seeking business with Buckhead Capital directly, or on behalf of an Advisory Client, could call into question the independence of your business judgment.  Accordingly, you must comply with the policies and procedures set forth in this Code.  Doubtful situations should be resolved in favor of the client's interests.
Buckhead Capital believes that personal investing, which is consistent with Buckhead Capital's investment philosophy, does not necessarily conflict with the firm's fiduciary duties, and, accordingly, encourages personal investing.  On the other hand, Buckhead Capital believes that short‑term trading is inconsistent with the Buckhead Capital's investment philosophy, which emphasizes an investment rather than a trading approach to the achievement of favorable investment results.  Therefore, employees are generally prohibited from buying and selling the same security within 30 days.
This Code is adopted pursuant to the requirements of Rule 204A-1 under the Advisers Act applicable to all registered investment advisors, and Section 204A of the Advisers Act that registered investment advisers adopt procedures reasonably designed to prevent the misuse of material, nonpublic information.

K.	GIFTS AND BUSINESS ENTERTAINMENT

Supervised Persons should conduct themselves in such manner as to avoid potentially embarrassing situations when giving or receiving gifts and/or business entertainment.  Each individual should understand what constitutes an appropriate gift or entertainment as well as the bounds of law and reasonable propriety. This policy is not applicable to gifts and entertainment between a Supervised Person and his/her family or between a Supervised Person and entities with which he/she has a strictly personal, non-business relationship.

If Supervised Persons are offered gifts, gratuities or other favors, in a business context, they should simply ask themselves three questions:
(i)	Is the giver attempting to influence my judgment?
(ii)	Would an outsider think so?
(iii)	If I accept this gift, will I feel indebted or obligated in some way to the giver?

By refusing inappropriate inducements of any kind, Supervised Persons will be preserving assets of far greater value:
•	Their good name;
•	The reputation of Buckhead Capital; and
•	Our clients' financial welfare.

Gifts
Supervised Persons may not accept any gift, gratuity or other thing of more than $250, from any person or entity that does business, or desires to do business, with Buckhead Capital directly or on behalf of an Advisory Client. You may accept gifts from a single giver so long as the aggregate annual value does not exceed $250.
Supervised Persons should request exceptions for personal circumstances in which the employee has a personal relationship with a third party (such as receiving or providing personal gifts as wedding gifts, or gifts for the birth of a child).
The acceptance of tickets to any event where the giver or you does not attend is considered a gift subject to the $250 annual limit rather than a business meal or other entertainment event.
Supervised Persons are prohibited from giving or providing any gift, including a personal gift, to any official of a Public Fund without the express prior approval of the Chief Compliance Officer.
The receipt of cash or cash equivalents (e.g., gift certificates, etc.) is strictly prohibited.

Entertainment
You also may attend business meals, sporting events and other entertainment events at the expense of a giver (or at your expense for another), provided:
•	The expense is reasonable in value (no "marquee events");
•	The event is appropriate (e.g., no adult entertainment);
•	Both you and the giver are present; and
•	The events are not excessively frequent as to cause one to question their propriety.
Examples of events that may be considered as "marquee events" or an unreasonable expense would be World Series or Super Bowl tickets, and vacation trips. You shall not give any gift or gratuity, or provide business entertainment, which would be construed as unreasonable in value with the intent or purpose of influencing a third party's business relationship with Buckhead Capital.

Supervised Persons should make any requests for exceptions to the gift and entertainment restrictions to the Chief Compliance Officer, who is responsible for responding to such requests.
The acceptance of tickets to any event where the giver or you does not attend is considered a gift subject to the $250 annual limit rather than a business meal or other entertainment event.
Gifts Outside the United States
In jurisdictions other than the United States, a business gift to government employees and officials must be:
•	Permissible under local law;
•	Must not violate the Foreign Corrupt Practices Act; and
•	Must be related to a business purpose and expected by the Company as part of your responsibilities.
Business Entertainment must also meet the same standards. Refer specific questions to the Chief Compliance Officer, who will coordinate as needed. All such gifts outside the United States must be reported following the same procedures applicable to gifts in the United States.
Gifts & Entertainment Reporting
All gifts, business meals, sporting events and other entertainment events of which you are the recipient, must be reported to the Chief Compliance Officer using the "Gifts and Entertainment Reporting Form" included in the Appendix to this Code. The completed form may be sent to the CCO via email.  Reporting must include the name(s) of the giver, the date, the organization of the giver, a description of the gift or event, and the value or estimated value of the gift or event.  Items which are of a nominal value, such as pens, hats, golf balls, etc (value less than $25), need not be reported.
The acceptance of tickets to any event where the giver or you does not attend is considered a gift subject to the $250 annual limit rather than a business meal or other entertainment event.
Additional Labor Organization Reporting

Supervised Persons are prohibited from giving or providing any gift (including a personal gift), any payment of money, or anything of value made directly or indirectly by you to a labor organization, or officer, agent, shop steward, or other representative or employee of any labor organization (including union officials serving in some capacity to a Taft-Hartley Plan), without the express prior written approval from the CCO. All requests for such approval must be made in writing to the CCO. All items, regardless of the amount or value, must be reported to the CCO or his designee using the LM-10 Reporting Form included in the Appendix of this Code.

The following are examples of potentially reportable items:
• Meals
• Gifts (e.g., holiday gifts)
• Travel and lodging costs
• Bar bills
• Sporting event tickets
• Theatre tickets
• Clothing or equipment
• Raffle donations
• Retirement dinners
• Golf (including charity golf tournaments)
• Hole sponsorships for golf tournament
•             Advertising at union or Taft-Hartley fund related functions
• Sponsorship of union conferences, picnics, other events
• Donations to union related charities or scholarship funds
• Conferences attended by union officials, Supervised Persons, etc.
• Receptions attended by union officials, Supervised Persons, etc.
• Donations for apprenticeship graduation dinners
L.	INSIDER TRADING

These procedures are intended to prevent the use of material, non-public information by Supervised Persons and to prevent, detect and correct any violations of the prohibition on insider trading. Buckhead Capital strictly prohibits trading while in possession of material, non-public information or tipping of non-public information by all Supervised Persons for their personal accounts or for Advisory Clients.

Overview

Insider trading is based on a simple, well-established principle:  if you receive material, non-public information about a public company from any source, you are prohibited from discussing or acting on that information.

Under the Advisers Act, the SEC may sue any person (or any person who controls or supervises such person) who trades while in possession of "material, non-public information" or who communicates or "tips" such information.  Trading the securities of any company while in possession of material, non-public information about that company, is generally prohibited by the securities laws of the United States and firm policy.  Under insider trading laws, a person or company that illegally trades in securities of a company while in possession of material, non-public information about that company may be subject to severe sanctions, including civil penalties, fines and imprisonment.

The rules contained in this Code apply to securities trading and information handled by Supervised Persons of Buckhead Capital.  The law of insider trading is complicated and continuously developing.  Individuals may be uncertain about the application of insider trading rules in some circumstances and any questions about insider trading rules should be addressed with the Chief Compliance Officer.  You must notify the Chief Compliance Officer immediately if you have any reason to believe that insider trading has occurred or is about to occur.

Policy on Insider Trading

No person to whom these procedures apply may trade, either personally or on behalf of others (such as Advisory Client accounts managed by Buckhead Capital), while in possession of material, nonpublic information, nor may any Supervised Person communicate material, nonpublic information to others in violation of the law.

1.	Who is an Insider?

Corporate insiders who possess material, nonpublic information about a corporation may be required either to disclose that information to the investing public or to refrain from passing such information along to others, trading in or recommending the purchase or sale of the corporation's securities.  Similarly, as a general rule, those to whom corporate insiders "tip" material, nonpublic information must refrain from passing such information along to others, trading in or recommending the corporation's securities.  In addition, under most circumstances, tipping or trading on material, nonpublic information about a tender offer may violate the rules of the SEC.  Tipping may include spreading rumors about potential tender offers.  For example, personnel may not pass along a rumor regarding a tender offer to those who are likely to trade on the information or further spread the rumor if the rumor emanated, directly or indirectly, from someone connected with the target, the offeror, or their respective officers, directors, partners, employees or persons acting on their behalf, even if such information was inadvertently communicated.

2.   What is Material Information?

The question of whether information is material is not always easily resolved.  Generally, the courts have held that a fact is material if there is substantial likelihood that a reasonable investor would consider the information "important" in making an investment decision.  As such, material information would include information which would likely affect the market price of any securities, or which would likely be considered important by a reasonable investor in determining whether to buy, sell or hold such securities.  Examples of material information may include the following:

•	Significant dividend increases or decreases
•	Significant earnings information or estimates
•	Significant changes in earnings information or estimates previously released by a company
•	Significant expansion or curtailment of operations
•	Significant increases or declines in orders
•	Significant merger, acquisition or divestiture proposals or agreements
•	Significant new products or discoveries
•	Extraordinary borrowing
•	Major litigation
•	Significant liquidity problems
•	Extraordinary management developments
•	Purchase or sale of substantial assets
•	Capital restructuring, such as exchange offers
•	Block and/or Restricted Securities transactions

Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal's "Heard on the Street" column.
You should also be aware of the SEC's position that the term "material, nonpublic information" relates not only to issuers but also to Buckhead Capital's securities recommendations and client securities holdings and transactions.

3.   What is Nonpublic Information?

Information is "nonpublic" if it has not been disclosed generally to the investing public.  Information is made public if it has been broadly disseminated and made available to the general public by publication in the newspapers or other media or if it has been the subject of a press release addressing the general investing public.  However, information is not necessarily made public merely because such information is communicated through rumors or other unofficial statements in the marketplace.

4.   Identifying Inside Information

Before executing any trade for yourself or others, including private accounts managed by Buckhead Capital, you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:
•	Report the information immediately to the Chief Compliance Officer
•	Do not purchase or sell the securities on behalf of yourself or others, including private accounts managed by the firm;
•	Do not communicate the information inside or outside the firm, other than to the Chief Compliance Officer; and
•	After the Chief Compliance Officer has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.
You should consult with the Chief Compliance Officer before taking any action or engaging in any transaction which inside information may have been provided. This degree of caution will protect you, our clients, and the firm.

The Chief Compliance Officer shall use the following reviews and procedures to detect any possible trading on inside information:

•	review of the personal securities statements for all Supervised Persons and any related accounts;
•	review of trading activity in Advisory Client accounts;
•	investigation of any circumstances about any possible receipt, trading or other use of inside information.

M.	CONFIDENTIAL INFORMATION

1.	General

In the course of investment advisory activities at Buckhead Capital, the firm gains access to nonpublic information about its clients. Such information may include the status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Buckhead Capital to clients, and data or analyses derived from such nonpublic personal information (collectively referred to as "Confidential Client Information¨). All Confidential Client Information, whether relating to Buckhead Capital's current or former clients, is subject to Buckhead Capital's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.
All Supervised Persons must safeguard confidential information about clients, potential clients, and their accounts (including profit data, credit information, financial condition, and business transactions). In particular:
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Caution and discretion are required in the discussion, use and sharing of confidential information even within Buckhead Capital. Such matters should not be discussed among Supervised Persons unless there is a valid business reason (e.g., a "need to know") for doing so. All information regarding Buckhead Capital's clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm's policy and/or the client's direction.  Information should only be shared as necessary to provide service that the client requested or authorized, or to maintain and service the client's account.

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Buckhead Capital will require that any financial intermediary, agent or other service provider utilized by Buckhead Capital (such as broker-dealers, back office service providers or sub-advisors) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Buckhead Capital only for the performance of the specific service requested by Buckhead Capital.

•	Requests for information or references regarding current or former clients and Supervised Persons should be referred to the Chief Compliance Officer.

•	The disclosure of information concerning a potential, current or former client is permitted only when it complies with applicable federal or state laws.

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Inquiries for confidential information by tax authorities, law enforcement agencies, regulatory authorities, attorneys, or private parties shall not be responded to unless Buckhead Capital has received either written consent of the individual, or the appropriate court order or subpoena, and release has been authorized under normal operational procedures.  Please consult with, or inform, the Chief Compliance Officer if you receive such a request.

•	Supervised persons should avoid any discussion of confidential information or client relationships in public places.

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All Supervised Persons are prohibited, either during or after the termination of their employment with Buckhead Capital, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. Any Supervised Person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

2. Buckhead Capital's Proprietary Information

Buckhead Capital provides its Supervised Persons with access to its physical resources, electronic media and proprietary information, as well as technology developed or used by Buckhead Capital.  Supervised Persons are responsible for the proper use of Buckhead Capital's physical resources, electronic media, proprietary information and technology.  Accordingly, Supervised Persons may not disseminate, sell or otherwise use Buckhead Capital's physical resources, electronic media, proprietary information or technology for their personal benefit or for the benefit of a third party.  This restriction continues to apply after employment terminates, regardless of the reason for termination.  Buckhead Capital's resources and electronic media may be used only for those activities that are directly related to Buckhead Capital's business or that has been approved in advance.
Supervised Persons should be aware that any product, program, or writing developed or produced by Buckhead Capital's Supervised Persons during job time, by using Buckhead Capital's facilities, or as a result of performing their job responsibilities, is the property of Buckhead Capital.
Supervised Persons should take appropriate steps to protect all of Buckhead Capital's proprietary interests, both while employed by Buckhead Capital and after employment with Buckhead Capital.  Further, copying any records for any purpose other than a necessary job-related activity is strictly prohibited.  No Buckhead Capital records, information, or copies thereof may be retained by an employee following termination of employment.

3. Third Party Proprietary Information
Supervised Persons are responsible for using the patented, copyrighted, or other proprietary material or information (including software) of a third party in compliance with applicable provisions of any contract between Buckhead Capital and the third party.  Buckhead Capital, as well as individual Supervised Persons, may be held liable for both civil damages and criminal penalties for copyright, trademark, or patent infringement and for any other illegal or improper use of another's property.  Supervised Persons should also be aware that other uses of third party materials or information, such as the duplication of computer software and the downloading of data from information retrieval services (databases), may also require the owner's permission.  Thus, Supervised Persons may not use Buckhead Capital's technology resources to copy, retrieve, forward or send copyrighted materials unless the employee has the author's permission.  Supervised Persons are encouraged to consult their immediate supervisors or the Chief Compliance Officer regarding the photocopying, duplication, reproduction, data downloading, or other use of proprietary material or information owned by a third party.
4. Safeguarding Confidential Personal Information

Buckhead Capital enforces the following policies and procedures to safeguard Confidential Client Information:

•	The firm restricts access to Confidential Client Information to Supervised Persons who need to know such information to provide Buckhead Capital's services to clients;

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Supervised Persons who are authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities are required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;

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Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by Supervised Persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations; and

•	Confidential information to be destroyed must be disposed in a manner to reasonably safeguard any confidential information.

N.	SERVICE ON BOARDS OF DIRECTORS AND OTHER OUTSIDE ACTIVITIES

Current information regarding our Supervised Persons is crucial to Buckhead Capital's overall supervisory effort. To help maintain current information and ensure awareness of all information regarding Supervised Persons, Buckhead Capital requires each employee to disclose to Buckhead Capital upon hire (and maintain current upon any changes) the following information:

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Outside Business Activities, including Service on a Board of Directors: Each Buckhead Capital employee must obtain the approval of the Chief Compliance Officer of Buckhead Capital prior to (1) accepting employment of any type outside Buckhead Capital, (2) serving as an officer or director of any business, or (3) having a financial interest in another business organization other than a public company.

Any employee who engages in such approved activity or business should limit such business or activities from Buckhead Capital's office and should not otherwise behave in such manner that might imply that such activities are being conducted by or with the approval of Buckhead Capital.

All employees will be required to annually certify their outside business activity and that they have not engaged in any outside business activity which was not approved by the CCO. This certification and any request for approval of outside business activity should be made using the "Outside Business Activity Disclosure and Request Form" in the Appendix to this Code. Any employee who is found to have violated this policy and/or engaged in outside business activity without prior approval will be subject to investigation and possible sanctions if applicable.

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Communications with the Media: Buckhead Capital policy prohibits Supervised Persons from participating in any communication with the media including, but not limited to, conducting interviews with the media, writing newspaper or magazine articles and making radio/TV appearances, without obtaining the prior approval of the Chief Compliance Officer. Supervised Persons are required to identify any such communications in which they participate.

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Pre‑Hire Checks: Buckhead Capital may investigate each applicant's character, business reputation, qualifications (including the verification of employment history with previous employers, educational checks and credit checks), and experience before hiring such applicant and maintain the documentation of the steps taken in the hiring process.  It shall be the obligation of the Chief Compliance Officer to obtain and review the latest filed Form U-4 and Form U‑5 and review the applicant's history in the Central Registration Depository for all newly hired advisory personnel who are filed through FINRA.

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Changes to Form U-4: Each registered investment advisor representative of Buckhead Capital should alert the Chief Compliance Officer of any change to such registered representative's Form U-4 so that the Form U-4 reflects the most current information regarding such registered representative at all times.

O.	PERSONAL SECURITIES TRADING

1.	Trading in General
Each Supervised Person is expected to devote his or her workdays to serving the interests of clients and Buckhead Capital.  All Supervised Persons are required to follow reporting procedures below and shall disclose to Buckhead Capital information on any Beneficial Ownership of Covered Securities or other investments that may have an effect on the ability to make unbiased and objective recommendations.
2. Beneficial Ownership
Supervised Persons are considered to have "Beneficial Ownership" of Securities if such Supervised Persons, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise have or share a direct or indirect "monetary interest" in such Securities.
A Supervised Person has a monetary interest in the Securities if such Supervised Person has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.
The following are examples of an indirect monetary interest in Securities:
•	Securities held by a Supervised Person's Immediate Family.
•	Securities held by a general or limited partnership of which a Supervised Person is a general partner.
•	Securities held by a limited liability company of which the Supervised Person is a manager-member.
•	A Supervised Person's interests as a controlling shareholder in the Securities held by a Corporation or similar entity.
The following circumstances also constitute Beneficial Ownership of Securities:
•	If a Supervised Person is a trustee of the Trust from which he or any immediate family member may receive a monetary benefit.
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If a Supervised Person is a beneficiary to a Trust (not acting as Trustee), and has, or shares, investment control with respect to a trust transaction, the transaction shall be attributed to such Supervised Person as well as the trust.

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If a Supervised Person is the creator of a trust, the trust holdings and transactions shall be attributed to the Supervised Person if he has or shares investment control over the securities held by the trust.

3.   Restricted List

Buckhead Capital may place certain securities on a Restricted List and amend such list periodically. Supervised Persons are prohibited from effecting any trades in a personal account, which includes an account for the Supervised Person's Immediate Family, with respect to any security then located on the Restricted List unless prior permission is obtained from the CCO or Trader.

It is Buckhead Capital's policy to place on the Restricted List 1) any security that is held in any client account; 2) any security that an investment team is actively considering for purchase in a client portfolio; 3) any security about which any Supervised Person has Material Non-Public information.

All Supervised Persons are responsible for advising the Head Trader and Assistant Trader of any information necessary to update the list, including what stocks are being researched, when a Supervised Person is in possession of Material Non-Public information, and when previously non-public information has been fully disclosed.  Each investment management team shall be responsible for notifying via e-mail or during the investment meeting, the Head Trader or Assistant Trader of any security that should be added or deleted from the Restricted List and an explanation of the reason for the change.

4. Employee Trading
Every Supervised Person shall arrange for their brokerage firm(s) to send automatic duplicate monthly (or quarterly, if applicable) brokerage account statements to the Chief Compliance Officer.  It is the employee's responsibility to ensure that the duplicate statements are provided.  These monthly duplicate statements are reviewed by the Chief Compliance Officer to ensure compliance with the policies stated herein.
a.	Initial Holdings Reports
If you are a new Supervised Person, you must provide no later than ten (10) days after you become a Supervised Person to the Chief Compliance Officer copies of all account statements in which reportable securities are held in which the Supervised Person had any direct or indirect Beneficial Ownership.  Likewise, within ten (10) days of opening a new account, the Supervised Person must direct their broker, dealer or bank to send copies of their account statements to the Chief Operating Officer.
Each Supervised Person must certify annually thereafter an accounts report which must be current as of a date no more than forty-five (45) days before the report is submitted.  The form used to report initial personal holdings ("Personal Securities Initial Holdings Report") is set forth in the Appendix to this Code.

Exception to Reporting Requirements:
b.	Pre-Clearance for Participation in IPOs / Private or Limited Offerings
No Supervised Person shall acquire any beneficial ownership in any securities in an Initial Public Offering or any securities in a limited offering or private placement for his or her account without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Supervised person's activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.  The form used to request pre-clearance for participation in IPOs and private or limited offerings ("Pre-clearance Request Form") is set forth in the Appendix to this Code.
c.	[Exemption for] Covered Securities Held in Client Accounts

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Requests for pre-clearance for transactions of all securities must be submitted on the Personal Securities Transaction Worksheet that is located in the BCM shared drive under Employee Materials/Trading Request Form.

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The responsibility for approving a Personal Securities Transaction will rest with the Head Trader or the Assistant Trader.  In general, the trading of Covered Securities owned in client accounts will be permitted so long as 1) the Covered Security proposed to be purchased (sold) has not been sold (purchased) by the same person in the last 30 days; 2) the Head Trader or Assistant Trader knows of no trading on that day, or proposed trading on that day, of such security in any client portfolio; and 3) the employee knows of no intended trading in that security for a client account.

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Transactions must not be executed until the Head Trader, the Assistant Trader, or the Chief Compliance Officer, as the case may be, has granted approval by signing the Personal Securities Transaction Worksheet.

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Transaction approval is effective until the close of trading on the approval date. The date of pre-clearance approval is indicated by the time stamp on the Personal Securities Transaction Worksheet, or by the date of the email giving approval to the Supervised Person. The Chief Compliance Officer must approve transactions by the Head Trader or Assistant Trader, and, in their absence, transactions by other employees.

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In determining whether pre-clearance for any transaction should be granted, the person responsible for approving the Personal Securities Transaction will review the transaction for compliance with these policies and procedures, as well as for any other indications of any conflict of interest or violation of law or policy.

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Employees may enter trades with a Stop-Loss restriction, provided the use of a Stop-Loss is noted in the notes section of the Personal Securities Worksheet.  In that case, approval is effective until the Stop-Loss expiration indicated on the Personal Securities Worksheet.

d.	Exemption For Covered Securities Not Held In Client Accounts

The trading of any Covered Security is permitted if: 1) the security is not on the Restricted List; and 2) the security proposed to be purchased (sold) has not been sold (purchased) in the last 30 days by the same person.  An employee wishing to avail themselves of this exemption must first complete the Personal Securities Transaction Worksheet and save it to the network before entering their trade and the trade must be completed on the same day.  The Personal Securities Transaction Worksheet does not need to be signed in this case.

e.	Dividend Reinvestment Plans

Transactions done in Dividend Reinvestment Plans are not subject to the pre-clearance requirements, but are subject to all other requirements of these policies and procedures, such as monthly or quarterly transactions reports.
f.	Managed Account(s)

Transactions in an account(s) managed by a third party are exempt from these policies ("Managed Account(s)").  In order to rely on this exemption, the Supervised Person must request in writing that such account be considered a Managed Account.  This request to the Chief Compliance Officer must include a copy of the contract governing such account indicating that the covered person has delegated investment discretion for the account to a fiduciary.  The request must contain a certification in writing that he has not and will not discuss potential investment decisions with the independent fiduciary.  Once the Chief Compliance Officer has reviewed such request and accompanying documents, he will either grant or deny such request in writing, and retain a copy of the decision in the covered employee's compliance file.  The Supervised Person must still ensure that duplicate monthly statements of the non-discretionary account holdings are provided to the Chief Compliance Officer.  Additionally, each Supervised Person must annually certify that nothing has changed with respect to this account.

g.	Short Sales

Supervised Persons are prohibited from engaging in short sales of securities held in BCM client accounts.

P.	REPORTING VIOLATIONS & REMEDIAL ACTIONS

All supervised persons shall promptly report to their supervisor, the Chief Compliance Officer, or a Member of the Management Committee all apparent violations of the Code.  Supervisors and other Members of Senior Management shall immediately report possible material violations of the Code to the Chief Compliance Officer.  The Chief Compliance Officer shall promptly report to the Management Committee all material violations of the Code. When the Chief Compliance Officer finds that a violation otherwise reportable to the Management Committee could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to the Management Committee.

The Management Committee shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed.
If you violate this Code, you are subject to remedial actions, which may include, but are not limited to, a letter of reprimand, forfeiture of profits, imposition of a substantial fine, demotion, suspension or termination.

Q.	INTERPRETATIONS AND EXCEPTIONS
Any questions regarding the applicability, meaning or administration of this Code shall be referred by the person concerned in advance of any contemplated transaction to the Chief Compliance Officer.  Exemptions may be granted by such person, if, in his judgment, the fundamental obligation of the person involved is not compromised.  The Chief Compliance Officer shall request exemptions from the Management Committee.
The Chief Compliance Officer's personal securities transactions, outside business activities and any other reportable events shall be reported to an appropriate management person.

R.	CERTIFICATE OF RECEIPT AND COMPLIANCE
You are required to acknowledge receipt of your copy of this Code and to certify upon commencement of your employment or the effective date of this Code, whichever occurs later, and annually or upon amendment of the Code thereafter, that you have read and understand this Code and recognize that you are subject to this Code.  Each certificate will also state that you have complied with the requirements of this Code during the prior year, and, if appropriate, that you have disclosed, reported, or caused to be reported all transactions during the prior year in Covered Securities of which you had or acquired Beneficial Ownership.  The certificate of receipt and compliance acknowledgment of receipt of this Code is included as an Appendix to the Compliance Manual.

S.	DEFINITIONS
A.
"Access Persons" are any "Supervised Persons" who have access to nonpublic information regarding any clients' purchase or sale of securities (or nonpublic information regarding the portfolio holdings of any reportable fund), or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.  While under the Investment Advisers Act, Access Persons and Supervised Persons are distinguishable; this Code makes no distinction between Access and Supervised Persons.  Based on the size and configuration of our firm, all Supervised Persons are considered Access Persons, and shall be referred to as "Supervised Persons."

B.	"Advisory Client" means any natural persons or business entities for which Buckhead Capital serves as investment advisor.
C.
"Beneficial Ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.  In this regard, beneficial ownership will be deemed to exist if a person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares, a direct or indirect pecuniary interest in the securities (i.e., an opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities).  Under this definition, an indirect pecuniary interest in securities generally includes, but is not limited to, securities held by members of a person's immediate family sharing the same household provided, however, this presumption of beneficiary ownership may be rebutted, a person's interests in securities held in certain trusts, a general partner's proportionate interest in the portfolio securities held by a general or limited partnership, a person's right to receive dividends that is separated or separable from the underlying securities (otherwise a right to receive dividends alone shall not represent a pecuniary interest) and a person's right to acquire securities through the exercise or conversion of any derivative security whether or not presently exercisable.  A person will not be deemed to be the beneficial owner of portfolio securities held by a corporation or similar entity in which the person owns securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity's portfolio.   See the "Personal Securities Transactions—Beneficial Ownership" below for a further discussion of the application of "Beneficial Ownership."

D.	"Covered Security" shall mean a "Security" as defined herein, except that it shall not include:
•	Direct obligations of the government of the United States, such as U.S. Treasury bonds;
•	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds, such as variable insurance products; and
•
Shares issued by open-end funds, such as open-end mutual funds.[2]  Note that this exception only extends to open-end funds registered in the United States and does not include transactions and holdings in shares of both affiliated and unaffiliated closed-end funds, nor in offshore funds.  These latter categories are both reportable.  Exchange Traded Funds are also considered Covered Securities.

E.
"Immediate Family" means persons living in the same household as well as any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother‑in‑law, father‑in‑law, son‑in‑law, daughter‑in‑law, brother‑in‑law, or sister‑in‑law, and includes any adoptive relationship.

F.
"Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

G.
"Limited Offering" shall mean an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933.  This may include so-called hedge fund investments or generally investments in private securities.

H.
"Security" shall mean any note, stock, treasury stock, shares issued by registered open-end investment companies, exchange traded funds, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security of the foregoing.  See also, Covered Security.

I.
"Security held or to be acquired" by an Advisory Client means (a) any Covered Security which (i) is or has been held by an Advisory Client or (ii) is being or has been considered by an Advisory Client or Buckhead Capital for purchase by an Advisory Client; and (b) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in this Code.

J.	"Supervised Person" means any employee, director, officer, general partner, or Advisory Person of Buckhead Capital.
K.	"Transaction in a Covered Security" is the purchase or sale of a Covered Security, which includes, among other things, the writing of an option to purchase or sell a Covered Security.

2 Buckhead Capital provides investment advice to open-end funds.  Accordingly, these funds are also reportable.  Supervised Person must inform the CCO of any advisory or control relationship with an open-end fund.